Exhibit 10.1
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”) is effective as of December 15, 2008 (the “Effective Date”), by and between EMMIS OPERATING COMPANY, an Indiana company (“Employer”), and PATRICK WALSH, an Indiana resident (“Executive”).
RECITALS
     WHEREAS, Employer and its affiliates are engaged in the ownership and operation of certain radio, magazine and related operations (together, the “Emmis Group”); and
     WHEREAS, Employer desires to employ Executive and Executive desires to be so employed.
     NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
AGREEMENT
     1. Employment Status and Duties. Upon the terms and subject to the conditions set forth in this Agreement, Employer hereby employs Executive, and Executive hereby accepts exclusive employment with Employer. During the Term (as defined below), Executive shall serve as Chief Financial Officer and Chief Operating Officer. Executive shall have direct operating responsibility for the domestic radio division and such other duties, functions, authority and responsibilities as are commensurate with the position of Chief Financial Officer. Executive’s services hereunder shall be performed on an exclusive, full-time basis in a professional, diligent and competent manner to the best of Executive’s abilities. Executive shall not undertake any outside employment or business activities without the prior written consent of Employer. Executive shall be permitted to serve on the board of charitable or civic organizations so long as such services: (i) are approved in writing in advance by Employer; and (ii) do not interfere with Executive’s duties and obligations under this Agreement. It is understood and agreed that the location for the performance of Executive’s duties and services pursuant to this Agreement shall be the offices designated by Employer in Indianapolis, Indiana. If Executive is elected as a member of the Board of Directors of Emmis Communications Corporation (“ECC”), he shall serve in such position without additional remuneration (unless Employer elects to remunerate “inside directors”) but shall be entitled to the benefit of indemnification pursuant to the terms of Section 17.10. Executive shall also serve without additional remuneration as a director and/or officer of one (1) or more of Employer’s subsidiaries or affiliates if appointed to such position(s) by Employer and shall also be entitled to the benefit of indemnification pursuant to the terms of Section 17.10.

     2. Term. The term of this Agreement shall commence on the Effective Date and continue through and including September 3, 2011, unless earlier terminated in accordance with the provisions set forth in this Agreement (the “Term”). For purposes of this Agreement, the term “First Contract Year” shall be defined to mean the twelve (12) month period commencing on the Effective Date; the term “Second Contract Year” shall be defined to mean the twelve (12) month period commencing on the first anniversary of the Effective Date; the term “Third Contract Year” shall be defined to mean the period commencing on the second anniversary of the Effective Date and ending on September 3, 2011 (each, a “Contract Year”).
     3. Base Salary; Auto Allowance. Upon the terms and subject to the conditions set forth in this Agreement, Employer shall pay or cause to be paid to Executive an annualized base salary (the “Base Salary”), payable pursuant to Employer’s customary payroll practices and subject to applicable taxes and withholdings as required by law, for each Contract Year, as set forth below:

First Contract Year:	$540,000
Second and Third Contract Year:	$556,200
     Except as otherwise set forth herein, Employer shall have no obligation to pay Executive the Base Salary for any periods during which Executive fails or refuses to render services pursuant to this Agreement (except that Executive shall not be considered to have failed or refused to render services during any periods of Executive’s incapacity or absence from work due to sickness or other approved leave of absence in accordance with the Company’s policies, subject to Employer’s right to terminate Executive’s employment pursuant to Section 11) or for any period following the expiration or termination of this Agreement. In addition, it is understood and agreed that Employer may, at its sole election, pay up to ten percent (10%) of Executive’s Base Salary in Shares (as defined below); provided that: (i) the Shares are registered with the U.S. Securities and Exchange Commission (the “SEC”) on a then-effective Form S-8 or other applicable registration statement and are issued without restriction on resale (and further provided that the Shares are listed on a securities exchange or over-the-counter market, which does not include listing on the “pink sheets,” at the time of issuance), subject to any restrictions on resale under Employer’s insider trading policy or applicable federal and state law; and (ii) the percentage of Executive’s Base Salary payable in Shares shall be consistent with, and the exact number of Shares to be awarded to Executive shall be determined in the same manner as, that utilized for the Key Executive Group. The term “Key Executive Group” refers to the Company’s General Counsel, Executive Vice President of Human Resources, President — Publishing Division, and President — International (or, if any of those positions are no longer comparable to Executive’s position, any other positions mutually agreed upon by the parties).
     During the Term, Executive shall receive a monthly auto allowance in the amount of One Thousand Dollars ($1,000) (subject to withholding and applicable taxes as required by law) consistent with Employer’s policy or practices regarding such allowances, as such policy or practices may be amended from time to time during the

Term in Employer’s sole and absolute discretion; provided, however, that in no event shall the auto allowance amount paid to Executive pursuant to this provision be reduced.
     4. Incentive Compensation.
     4.1 Option Grant. Immediately upon execution of this Agreement, Executive shall be granted an option (the “Option”) to acquire Two Hundred Fifty Thousand (250,000) shares of Class A Common Stock of ECC (“Shares”), which shall vest on September 3, 2011, subject to the terms of this Section 4.1. The Option granted pursuant to this Section 4.1 shall: (i) have an exercise price per share equal to the Fair Market Value (“FMV”) of the stock on the date of grant (as FMV is defined in the applicable Equity Compensation Plan, or any subsequent equity compensation or similar plan adopted by ECC and generally used to make equity-based awards to management-level employees of the Emmis Group (the “Plan”)); (ii) notwithstanding any other provisions in this Agreement, be granted according to the terms and subject to the conditions of the Plan; (iii) be evidenced by a written grant agreement containing such terms and conditions as are generally provided for other management-level employees of the Emmis Group; and (iv) be exercisable for Shares with such restrictive legends on the certificates in accordance with the Plan and applicable securities laws. Employer shall use reasonable efforts to register the Shares subject to the award on a Form S-8 or other applicable registration statement at such time as the Shares are issued to Executive. The Option granted pursuant to this Section 4.1 is intended to satisfy the regulatory exemption from the application of Code Section 409A for certain options for service recipient shares, and it shall be administered accordingly.
     4.2 FYE 09 Bonus Amounts. Upon the terms and subject to the conditions set forth in this Section 4, following the conclusion of Employer’s fiscal year ending February 28, 2009 (“FYE 09”), Executive shall be eligible to receive one (1) performance bonus in a target amount of Two Hundred Thousand Dollars ($200,000), the exact amount of which, if any, shall be determined based upon Executive’s attainment of certain performance goals as previously set forth in ECC’s 2009 Corporate Incentive Plan. In addition to the bonus set forth in the preceding sentence, following the conclusion of FYE 09, Executive shall be eligible to receive (i) one (1) discretionary performance bonus in a target amount of One Hundred Thousand Dollars ($100,000), the exact amount of which, if any, shall be based upon Executive’s attainment of certain individual performance goals as determined by the Compensation Committee of ECC’s Board of Directors (the “Compensation Committee”); and (ii) one (1) performance bonus in a target amount of One Hundred Thousand Dollars ($100,000), to be paid if and only if Employer reaches its forecast of its broadcasting cash flow for FYE 09 as of November 21, 2008.
     4.3 Fiscal Year Bonus Amounts. Upon the terms and subject to the conditions set forth in this Section 4, following the conclusion of each of Employer’s fiscal years ending February 28, 2010, February 28, 2011 and February 29, 2012 (each, including FYE 09, a “Fiscal Year”), Executive shall be eligible to receive one (1) performance bonus in an annualized target amount equivalent to One-Hundred percent (100%) of Executive’s total Base Salary earned during the subject Fiscal Year (each, a “Fiscal Year Bonus”), the exact amount of which, if any, shall be determined based upon Executive’s attainment of certain performance and financial goals as determined each Fiscal Year by the Compensation Committee, in its sole and absolute discretion, and communicated to Executive within ten (10) days after a final determination by the Compensation Committee. In the event that Executive’s employment with Employer ends at expiration of the Term (on September 3, 2011), the Fiscal Year Bonus earned by Executive for the Third Contract Year, if any would have been earned had Executive worked through February 29, 2012, as determined by the Compensation Committee, in its reasonable discretion, shall be pro-rated according to the following formula: the amount of the Fiscal Year Bonus that Executive would have earned had Executive worked such entire Fiscal Year multiplied by a fraction, the numerator of which shall be seven (7), the denominator of which shall be twelve (12).
     4.4 9/3/09 Bonus. On or about September 3, 2009, Executive shall receive Twenty Thousand (20,000) Shares (the “9/3/09 Shares”) and Two Hundred Thousand Dollars ($200,000) (the “9/3/09 Payment”); provided that: (i) this Agreement is in effect on September 3, 2009, or prior to such date Executive’s employment has been terminated without Cause or for Good Reason (pursuant to Section 10), incapacity (pursuant to Section 11) or death (pursuant to Section 12), and (ii) Executive has fully performed all of Executive’s material duties and obligations under this Agreement throughout the Term or until his date of termination and was not in breach of any of the material terms and conditions of this Agreement (provided that Executive’s failure or inability to perform his duties and obligations because of his death or incapacity (pursuant to Section 11), including during leaves of absence, shall not be considered a breach of this Agreement or non-performance under this provision). Subject to any restrictions on transfer under Employer’s insider trading policy or applicable federal and state law, in the event that the 9/3/09 Shares cannot be registered with the SEC on a then-effective Form S-8 or other applicable registration statement, cannot be issued without restriction on resale, or are not listed on a securities exchange or over-the-counter market, which does not include listing on the “pink sheets,” when delivered to Executive, then Employer shall pay Employee the FMV of the 9/3/09 Shares. Additionally, Employer shall have the right, in its sole and absolute discretion, to pay Executive the value of the 9/3/09 Shares in cash in lieu of granting Executive the 9/3/09 Shares. Employer will have the right, in its sole and absolute discretion, to pay all or a portion of the 9/3/09 Payment in Shares, but only if such Shares satisfy the resale and listing requirements noted above.
     4.5 Completion Bonus. Except as provided below, on the condition that Executive remains employed by Employer, on a full-time, continuous basis, through September 3, 2011, Employer shall make a cash payment to Executive in an amount equal to (i) Executive’s then-current Base Salary, less Two Hundred Thousand Dollars, if TSR (as defined below) is less than Three Hundred Forty-

One percent (341%), or (ii) Seven Hundred Fifty Thousand Dollars ($750,000), if TSR is equal to Three Hundred Forty-One percent (341%) or greater but less than Five Hundred Sixty-Two percent (562%), or (iii) One Million One Hundred Thousand Dollars ($1,100,000), if TSR is equal to Five Hundred Sixty-Two percent (562%) or more (the “Completion Bonus”). The Completion Bonus shall be paid to Executive within two (2) weeks after September 3, 2011. Notwithstanding anything contained herein to the contrary, the bonus amounts set forth in (ii) and (iii) above shall not be paid (regardless of TSR) in the event that Executive is paid any amounts following a Change in Control (as defined below) pursuant to the Restated CIC Agreement (as defined below). “TSR” shall be defined as the total shareholder return, expressed as a percentage, which shall be calculated as follows: [([the average FMV of one (1) Share between August 1, 2011 and August 31, 2011] less [the average FMV of one (1) Share during the thirty (30) day period prior to the Effective Date]) plus (all dividends on one (1) Share between the Effective Date and September 3, 2011)] divided by [the average FMV of one (1) Share during the thirty (30) day period prior to the Effective Date]. The parties acknowledge and agree that the average FMV of one (1) Share during the thirty (30) day period prior to the Effective Date is Thirty-Four Cents ($0.34).
     Notwithstanding the foregoing, if Executive’s employment is terminated prior to September 3, 2011 (and Executive does not receive any payment pursuant to the Restated CIC Agreement) and such termination is: (a) due to Executive’s death, (b) on account of Executive’s incapacity pursuant to Section 11, (c) by Employer other than for Cause pursuant to Section 10, or (d) by Executive for Good Reason pursuant to Section 10, then Employer shall pay to Executive, within two (2) weeks after termination of his employment, a pro-rata portion of the Completion Bonus if TSR falls within clause (i) above, Seven Hundred Fifty Thousand Dollars ($750,000) if TSR falls within (ii) above, or One Million One Hundred Thousand Dollars ($1,100,000) if TSR falls within clause (iii) above. If Executive’s employment is terminated prior to September 3, 2011 and such termination is due to a “Qualifying Termination” (as defined in the Restated CIC Agreement) following a Change in Control and Executive receives a Change in Control payment pursuant to the Restated CIC Agreement, then Employer shall pay to Executive, within two (2) weeks after termination of his employment, a pro-rata portion of the Completion Bonus set forth in clause (i) above without regard to TSR. Any pro-rated portion of the Completion Bonus shall be based upon the number of calendar days elapsed between the Effective Date and the date of termination divided by the total number of calendar days between the Effective Date and September 3, 2011. In these circumstances, TSR shall be calculated as of the date of Executive’s termination from employment and the relevant period for calculating the percentage change in TSR shall be the calendar month immediately preceding the month in which such termination from employment occurs.
     4.6 Payment of Bonus Amounts. Employer shall pay or cause to be paid to Executive the bonus amounts, if earned according to the terms and conditions set forth in Sections 4.2 through 4.5; provided that, unless provided otherwise in Sections 4.2 through 4.5 or Sections 9, 10, 11 or 12 of this Agreement, on the final day of the applicable measuring period for such bonus: (i) this Agreement is in full force and effect and has not been terminated for any reason (other than due to a material breach of this Agreement by Employer); and (ii) Executive is fully performing all of Executive’s material duties and obligations pursuant to this Agreement and is not in breach of any of the material terms and conditions of this Agreement (provided that Executive’s failure or inability to perform his duties and obligations because of his death or incapacity (pursuant to Section 11), including during leaves of absence, shall not be considered a breach of this Agreement or non-performance under this provision). In addition, it is understood and agreed that Employer may, at its sole election, pay any bonus amounts earned by Executive pursuant to this Section 4 in cash or Shares; provided that the Shares evidencing any portion thereof are registered with the SEC on a then-effective Form S-8 or other applicable registration statement and are issued without restriction on resale (and further provided that the Shares are listed on a securities exchange or over-the-counter market, which does not include listing on the “pink sheets,” at the time of issuance), subject to any restrictions on resale under Employer’s insider trading policy and applicable federal and state law. In the event that Employer elects pursuant to this Section 4.6 to pay any Fiscal Year Bonus amounts in Shares, the percentage of such bonus amounts payable in Shares shall be consistent with, and the exact number of Shares to be awarded to Executive shall be determined in the same manner as, that utilized for the Key Executive Group. Any Fiscal Year Bonus amounts earned by Executive pursuant to the terms and conditions of Section 4.2 or 4.3 shall be paid after the end of the Fiscal Year for which the bonus is earned (but in no event later than ninety (90) days after the end of such Fiscal Year), except any pro-rated Fiscal Year Bonus earned by Executive for the period ending September 3, 2011 shall be paid within two (2) weeks of September 3, 2011. Any and all bonus amounts payable by Employer to Executive pursuant to this Section 4 shall be subject to applicable taxes and withholdings as required by law. Notwithstanding any other provisions of this Agreement, any bonus pursuant to Sections 4.2 through 4.5 shall be paid to Executive by the earlier of the date specified herein or the date that is no later than two-and-a-half months after the end of either Employer’s or Executive’s first taxable year (whichever period is longer) in which any such bonus is no longer subject to a substantial risk of forfeiture for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).
     5. Expenses; Travel. Employer shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by Executive during the Term in connection with the performance of Executive’s services hereunder upon presentation of expense statements, vouchers or other supporting documentation as Employer may require of Executive; provided that, such expenses are otherwise in accordance with Employer’s policies. Executive shall undertake such travel as may be required in the performance of Executive’s duties pursuant to this Agreement.

     6. Fringe Benefits.
     6.1 Vacation and Other Benefits. Each Contract Year, Executive shall be entitled to four (4) weeks of paid vacation (annualized) in accordance with Employer’s applicable policies and procedures for executive-level employees. Executive shall also be eligible to participate in and receive the fringe benefits generally made available to other executive-level employees of Employer in accordance with and to the extent that Executive is eligible under the general provisions of Employer’s fringe benefit plans or programs; provided, however, that Executive understands that these benefits may be increased, changed, eliminated or added from time to time during the Term as determined in Employer’s sole and absolute discretion.
     6.2 Life and Disability Insurance. Each Contract Year, Employer agrees to reimburse Executive in an amount not to exceed Five Thousand Dollars ($5,000) for the annual premium associated with Executive’s purchase or maintenance of a life or disability insurance policy or other insurance policies on the life, or related to the care, of Executive. Executive shall be entitled to freely select and change the beneficiary or beneficiaries under such policy or policies. Notwithstanding anything to the contrary contained in this Agreement, Employer’s obligations under this Section 6.2 are expressly contingent upon Executive providing required information and taking all necessary actions required of Executive in order to obtain and maintain the subject policy or policies, including without limitation passing any required physical examinations. Reimbursements pursuant to this Section 6.2 with respect to a Contract Year shall be made as soon as administratively feasible after Executive submits the information and documentation required for reimbursement; provided, however, under no circumstances shall such reimbursement be paid later than two-and-a-half months after the end of the calendar year or Employer’s taxable year in which such Contract Year commenced.
     7. Confidential Information.
     7.1 Non-Disclosure. Executive acknowledges that certain information concerning the business of the Emmis Group and its members (including but not limited to trade secrets and other proprietary information) is of a highly confidential nature, and that, as a result of Executive’s employment with Employer prior to and during the Term, Executive shall receive and develop proprietary and confidential information concerning the business of Employer and/or other members of the Emmis Group which, if known to Employer’s competitors, would damage Employer, other members of the Emmis Group and their respective businesses. Accordingly, Executive hereby agrees that during the Term and thereafter, Executive shall not divulge or appropriate for Executive’s own use, or for the use or benefit of any third party (other than Employer and its representatives, or as directed in writing by Employer), any information or knowledge concerning the business of Employer, or any other member of the Emmis Group, which is not generally available to the public other than through the activities of Executive. Executive further agrees that, immediately upon termination of Executive’s employment for any reason, Executive shall promptly surrender to Employer all documents, brochures, plans, strategies, writings, illustrations, client lists, price lists, sales, financial or marketing plans, budgets and any and all other materials (regardless of form or character) which Executive received from or developed on behalf of Employer or any member of the Emmis Group in connection with Executive’s employment prior to or during the Term. Executive acknowledges that all such materials shall remain at all times during the Term and thereafter the sole and exclusive property of Employer and that nothing in this Agreement shall be deemed to grant Executive any right, title or interest in such material.
     7.2 Ownership of Materials. Employer shall solely and exclusively own all rights of every kind and nature in perpetuity and throughout the universe in: (i) the programs and broadcasts on which Executive appears or for which Executive renders services to Employer in any capacity; (ii) the results and proceeds of Executive’s services pursuant to this Agreement, including without limitation those results and proceeds provided in connection with the creation, development, preparation, writing, editing or production by Executive or any employee of any member of the Emmis Group of any and all materials, properties or elements of any and all kinds for the programs on which Executive appears or for which Executive renders services (whether directly or indirectly); and (iii) any business, financial, sales or marketing plans and strategies, documents, presentations or other similar materials, regardless of kind or character, each of which Executive acknowledges is a work specially ordered by Employer which shall be considered to be a “work made for hire” for Employer. Therefore, Employer shall be the author and copyright owner of the programs on which Executive appears or for which Executive renders services pursuant to this Agreement, the broadcasts and tapes or recordings thereof for all purposes without limitation of any kind, and all materials described in the immediately preceding sentence. All characters developed for the programs and broadcasts during the Term shall be solely and exclusively owned by Employer, including all right, title and interest thereto. The exclusive legal title to all of the aforesaid works and matters, programs, broadcasts and materials and all secondary and derivative rights therein, shall belong, at all times, to Employer, which shall have the right to copyright the same and apply for copyright registrations and copyright renewal registrations and to make whatever use thereof that Employer, in its sole and absolute discretion, deems advisable, including but not limited to rebroadcasts of programs or use of any portions of any program in the production or broadcast of other programs at any time, notwithstanding expiration of the Term or termination of this Agreement for any reason.
     7.3 Injunctive Relief. Executive acknowledges that Executive’s breach of this Section 7 will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 7 have been specifically negotiated and carefully written to prevent such irreparable harm and damage. Accordingly, if Executive breaches this Section 7, Employer shall be entitled to injunctive relief (including attorneys’ fees and costs) enforcing this Section 7 to the extent reasonably necessary to protect Employer’s legitimate interests, without posting bond or other security.
     8. Non-Interference; Non-Competition; Injunctive Relief.
     8.1 Non-Interference. During the Term, and for a period of two (2) years immediately following the expiration or early termination of the Term for any reason, Executive shall not, directly or indirectly, take any action (or permit any action to be taken by an entity with which Executive is associated) which has the effect of interfering with Employer’s relationship (contractual or otherwise) with: (i) on-air talent of any member of the Emmis Group; or (ii) any other employee of any member of the Emmis Group. Without limiting the generality of the foregoing, Executive specifically agrees that during such time period, neither Executive nor any entity with which Executive is associated shall solicit, hire or engage any on-air talent or other employee of any member of the Emmis Group or any other employee of any member of the Emmis Group to provide services for Executive’s benefit or for the benefit of any other business or entity, or solicit or encourage them to cease their employment with any member of the Emmis Group for any reason.
     8.2 Non-Competition. Executive acknowledges the special and unique nature of Executive’s employment with Employer as a senior-management-level employee, and understands that, as a result of Executive’s employment with Employer prior to and during the Term, Executive has gained and will continue to gain knowledge of and have access to highly sensitive and valuable information regarding the operations of Employer and its subsidiaries and affiliated entities, including but not limited to the confidential information described more fully in Section 7.1. Accordingly, Executive acknowledges Employer’s interest in preventing the disclosure of such information through the engagement of Executive’s services by any of Employer’s competitors following the expiration or termination of the Term for any reason. Consequently, during the Term and for a period of twelve (12) months immediately following the expiration or termination of the Term for any reason, Executive shall not engage directly or indirectly in, or become employed by, serve as an agent or consultant to, or become an officer, director, partner, principal or shareholder of, any corporation, partnership or other entity which is engaged in the terrestrial radio broadcasting business, or the city and regional magazine publishing business, in any market in which Employer owns or operates a radio station or magazine as of the termination date of Executive’s employment with Employer. As long as Executive does not engage in any other activity prohibited by the immediately preceding sentence, Executive’s ownership of less than five percent (5%) of the issued and outstanding stock of any corporation whose stock is traded on an established securities market shall not constitute competition with Employer for the purpose of this Section 8.2.

     8.3 Injunctive Relief. Executive acknowledges and agrees that the provisions of this Section 8 have been specifically negotiated and carefully worded in recognition of the opportunities which will be afforded to Executive by Employer by virtue of Executive’s continued association with Employer during the Term, and the influence that Executive has and will continue to have over Employer’s employees, customers and suppliers. Executive further acknowledges that Executive’s breach of Section 8.1 or 8.2 herein will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 8 have been specifically negotiated and carefully written to prevent such irreparable harm and damage. Accordingly, if Executive breaches Section 8.1 or 8.2, Employer shall be entitled to injunctive relief (including attorneys’ fees and costs) enforcing Section 8.1 or 8.2, to the extent reasonably necessary to protect Employer’s legitimate interests, without posting bond or other security. Notwithstanding anything to the contrary contained in this Agreement, if Executive violates Section 8.1 or 8.2, and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of noninterference set forth therein. Accordingly, the obligations set forth in Section 8.1 or 8.2 shall have the duration set forth therein, computed from the date such relief is granted but reduced by the time expired between the date the restrictive period began to run and the date of the first violation of the obligation(s) by Executive.
     8.4 Construction. Despite the express agreement herein between the parties, in the event that any provisions set forth in this Section 8 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that this Section 8 shall be interpreted to extend only to the maximum extent as to which it may be enforceable, and that this Section 8 shall be severable into its component parts, all as determined by such court or tribunal.
     9. Termination of Agreement by Employer for Cause.
     9.1 Termination. Employer may terminate this Agreement and Executive’s employment hereunder for Cause (as defined in Section 9.3 below) in accordance with the terms and conditions of this Section 9. Following a determination by Employer that Executive should be terminated for Cause, Employer shall give written notice (the “Preliminary Notice”) to Executive specifying the grounds for such termination, and Executive shall have ten (10) days after receipt of the Preliminary Notice to attempt to cure any acts or omissions giving rise to Cause, if applicable, and/or to respond to Employer in writing. If following the expiration of such ten (10) day period Employer reaffirms its determination that Executive should be terminated for Cause, such termination shall be effective upon delivery by Employer to Executive of a final notice of termination.

     9.2 Effect of Termination. In the event of termination for Cause as provided in Section 9.1 above:
     (i) Executive shall have no further obligations or liabilities hereunder except Executive’s obligations under Sections 7 and 8, which shall survive the termination of this Agreement, and except for any obligations arising in connection with any conduct of Executive described in Section 9.3;
     (ii) Employer shall have no further obligations or liabilities hereunder, except that Employer shall, not later than two (2) weeks after the termination date:
     (a) Pay to Executive any Base Salary which has been earned on or prior to the termination date, but which remains unpaid as of the termination date; and
     (b) Pay to Executive any bonus amounts which have been earned on or prior to the termination date pursuant to Section 4, if any, but which remain unpaid as of the termination date.
Additionally, Employer shall comply with the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the provisions of any Employer benefit plans in which Executive or Executive’s eligible dependents or beneficiaries are participating at the time of termination.
     9.3 Definition of Cause. For purposes of this Agreement, “Cause” shall be defined to mean any of the following: (i) Executive’s failure, refusal or neglect to perform any of Executive’s material duties or obligations under this Agreement, or any material duties assigned to Executive consistent with the terms of this Agreement (Executive’s inability or failure to perform his obligations hereunder because of his death or incapacity, subject to Employer’s right to terminate Executive’s employment pursuant to Section 11, including during approved periods of absence, shall not be considered Cause for termination under this provision), or abide by any applicable policy of Employer, or Executive’s breach of any material term or condition of this Agreement, and continuation of such failure, refusal, neglect, or breach after written notice and the expiration of a ten (10) day cure period; provided, however, that it is not the parties’ intention that the Employer shall be required to provide successive such notices, and in the event Employer has provided Executive with a notice and opportunity to cure pursuant to this Section 9.3, Employer may terminate this Agreement for a subsequent breach similar or related to the breach for which notice was previously given or for a continuing series or pattern of breaches (whether or not similar or related) without providing notice and an opportunity to cure; (ii) commission of any felony or any other crime involving an act of moral turpitude which is harmful to Employer’s business or reputation; (iii) Executive’s action or omission, or knowing allowance of actions or omissions, which are in violation of any law or any of the rules or regulations of the Federal Communications Commission, or which otherwise jeopardize any of the licenses granted to Employer or any member of the Emmis Group in connection with the ownership or operation of any radio station; (iv) theft in any amount; (v) actual or threatened violence against any individual (in connection with his employment hereunder) or another employee; (vi) sexual or other prohibited harassment of others that is actionable under applicable laws; (vii) unauthorized disclosure or use of trade secrets or proprietary or confidential information, as described more fully in Section 7.1; (viii) any action which brings Employer or any member of the Emmis Group into public disrepute, contempt, scandal or ridicule, and which is harmful to Employer’s business or reputation; and (ix) any matter constituting cause or gross misconduct under applicable laws.
     10. Termination by Employer Without Cause or Voluntary Resignation by Executive for Good Reason.
     10.1 Effect of the Termination. If Employer Terminates Executive’s Employment (as defined below) without Cause, or Executive Terminates his Employment for Good Reason (as defined below), then:
     (i) Executive shall have no further obligations or liabilities hereunder, except Executive’s obligations under Sections 7 and 8, which shall survive the termination of this Agreement.
     (ii) Employer shall have no further obligations or liabilities hereunder, except that Employer shall:
     (a) Pay to Executive any Base Salary which has been earned on or prior to the termination date, but which remains unpaid as of the termination date, in a lump-sum cash payment within two (2) weeks of the termination date;
     (b) Pay to Executive any bonus amounts, if any, which Executive earned prior to the termination date pursuant to Section 4 but which are unpaid as of the termination date, in a lump-sum cash payment within two (2) weeks of the termination date;
     (c) Pay to Executive a lump-sum cash payment within two (2) weeks of the termination date equal to the total amount of Base Salary that would have been payable to Executive hereunder had the termination not occurred for a period that is the lesser of one (1) year from the termination date or the period between the termination date and September 3, 2011, subject to any applicable tax withholding and deductions as required by law;
     (d) Pay or reimburse, for the period applicable under

Section 10.1(ii)(c) above, any medical, dental or vision insurance premiums (up to the amount that Employer is paying on behalf of Executive and his eligible dependents immediately prior to the date of termination, e.g., the employer-paid premium) for the continuation of such health coverage for Executive and Executive’s dependents pursuant to the provisions of COBRA or applicable state law. If Employer becomes eligible to participate in any other group insurance program of another employer and elects coverage thereunder, these payments shall cease at that time;
     (e) Pay the full amount of Executive’s bonus opportunity pursuant to Section 4.2 or 4.3 (for purposes of clarity only, the Fiscal Year Bonus opportunity applicable during the Third Contract Year shall be pro-rated as set forth in Section 4.3), as applicable, in a lump-sum cash payment within two (2) weeks after the termination date, for the Fiscal Year in which the termination occurs, subject to applicable tax withholding;
     (f) Pay the 9/3/09 Bonus described in Section 4.4 in the amounts set forth therein, in a lump-sum cash payment within two (2) weeks after the termination date, subject to applicable taxes and withholding;
     (g) Pay the Completion Bonus described in Section 4.5 in the amounts set forth therein, in a lump-sum cash payment within two (2) weeks after the termination date, subject to applicable taxes and withholding; and
     (h) Accelerate in full the vesting of any equity granted to Executive prior to the termination date within two (2) weeks after the termination date (subject to applicable tax withholding and deductions as required by law).
     10.2 Definition of Termination of Employment. For purposes of this Agreement, when capitalized, “Terminates Employment,” “Termination of Employment,” or any variation of that term means a separation from service within the meaning of Section 409A(defined below).
     10.3 Definition of Good Reason. For purposes of this Section 10, the term “Good Reason” shall be defined to mean, without Executive’s written consent: (i) a reduction by Employer in Executive’s Base Salary or target Fiscal Year Bonus opportunity from the amounts set forth in this Agreement; (ii) failure of Employer to provide an office to Executive, or Employer requiring Executive to work in an office that is more than thirty-five (35) miles from the location of the Company’s principal executive offices at the time of this Agreement, except for required travel on business of the Company to the extent substantially consistent with Executive’s business travel obligations, or (iii) a material breach of the terms of this Agreement by Employer; provided that Executive has given Employer notice of such breach within thirty (30) days of the initial occurrence of the event that is alleged to constitute Good Reason, such breach remains uncured in the thirty (30) day period after such notice, and Executive terminates his employment no later than ten (10) days after the cure period has expired. Employer shall not take any position that a resignation by Executive for Good Reason fails to constitute on involuntary separation from service for purposes of Section 409A.
     11. Termination of Agreement by Employer for Incapacity.
     11.1 Termination. If Executive shall become incapacitated (as defined in the Employer’s employee handbook or, if that is not applicable, as reasonably determined by Employer), Employer shall continue to compensate Executive under the terms of this Agreement without diminution and otherwise without regard to such incapacity or nonperformance of duties until Executive has been incapacitated for a cumulative period of six (6) months, at which time Employer may, in its sole discretion, elect to terminate Executive’s employment. The date that Executive’s employment terminates pursuant to this Section 11 is referred to herein as the “Incapacity Termination Date.”
     11.2 Obligations after Termination. Executive shall have no further obligations or liabilities hereunder after an Incapacity Termination Date except Executive’s obligations under Sections 7 and 8, which shall survive the termination or expiration of this Agreement. After an Incapacity Termination Date, Employer shall have no further obligations or liabilities hereunder except that Employer shall, not later than two (2) weeks after an Incapacity Termination Date, pay to Executive those amounts described in Sections 4.4, 4.5 and 9.2(ii); provided, however, that in the event an Incapacity Termination Date occurs at least six (6) months after the commencement of a Fiscal Year during the Term, Employer shall pay to Executive a pro-rated portion of the Fiscal Year Bonus for the Fiscal Year during which the Incapacity Termination Date occurs, such amount to be determined in the sole discretion of Employer. Additionally, Employer shall comply with the provisions of COBRA and the provisions of any Employer benefit plans in which Executive or Executive’s eligible dependents or beneficiaries are participating at the time of termination. Nothing in this Section 11 shall affect the amount of any benefits which may be payable to Executive under any insurance plan or policy maintained by Employer or Executive or pursuant to any Employer company practice, plan or program applicable to other senior-management-level employees of the Emmis Group.
     12. Death of Executive. This Agreement shall terminate immediately upon Executive’s death. In the event of such termination, Employer shall have no further obligations or liabilities hereunder except that Employer shall, not later than two (2) weeks after Executive’s date of death, pay or grant to Executive’s estate or designated beneficiary those amounts described in Sections 4.4, 4.5 and 9.2(ii). Additionally, Employer shall comply with the provisions of COBRA and the provisions of any

Employer benefit plans in which Executive or Executive’s eligible dependents or beneficiaries are participating at the time of termination. In the event that Executive dies after termination of this Agreement pursuant to Sections 9, 10 or 11, all amounts required to be paid by Employer prior to Executive’s death in connection with such termination that remain unpaid as of Executive’s date of death shall be paid to Executive’s estate or designated beneficiary.
     13. Termination of the Agreement because of Non-renewal. If this Agreement expires on September 3, 2011 and is not renewed or extended by the parties, Executive shall have no further obligations or liabilities hereunder, except Executive’s obligations under Sections 7 and 8, which shall survive the expiration of this Agreement. Employer shall have the liabilities and obligations set forth in Section 9.2(ii) above, and shall pay the Fiscal Year Bonus, if any, in accordance with Section 4.3 and the Completion Bonus in accordance with Section 4.5 within two (2) weeks after the expiration of the Agreement.
     14. Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless Employer reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.
     It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if Employer (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of Employer or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Employer (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.
     This Agreement is intended to comply with Section 409A, and it is intended that no amounts payable hereunder shall be subject to tax under Section 409A. Employer shall use commercially reasonable efforts to comply with Section 409A with respect to payments of benefits hereunder.
     15. Adjustments for Changes in Capitalization of Employer. In the event of any change in Employer’s outstanding Shares during the Term by reason of any reorganization, recapitalization, reclassification, merger, stock split, reverse stock split, stock dividend, asset spin-off, share combination, consolidation or other event, the number and class of Shares and/or Options awarded pursuant to Section 4 (and any applicable Option exercise price) and the Share used in the calculation of TSR in Section 4.5 shall be adjusted by the Compensation Committee in its sole and absolute discretion and, if applicable, in accordance with the terms of the Plan, and the option agreement evidencing the grant of the Option. The determination of the Compensation Committee shall be conclusive and binding. All adjustments pursuant to this Section shall be made in a manner that does not result in taxation to the Executive under Code Section 409A.
     16. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be made in writing and shall be deemed to have been made as of: (a) the date that is three (3) days after the date of mailing, if sent via the U.S. postal service, first-class, postage-prepaid, (b) the date that is the next date upon which an overnight delivery service (Federal Express, UPS or DHL only) will make such delivery, if sent via such overnight delivery service, postage prepaid, or (c) the date such delivery is made, if delivered in person to the notice party specified below. Such notice shall be delivered as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):
(i)	If to Employer:
Ian D. Arnold, Esq.
Corporate Counsel
Emmis Communications Corporation
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
With a copy to:
Gary L. Kaseff, Esq.
Executive Vice President and General Counsel
Emmis Communications Corporation
3500 W. Olive Avenue, Suite 1450
Burbank, CA 91505

     (ii) If to Executive, to Executive at Executive’s address in the personnel records of Employer.
     17. Miscellaneous.
     17.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana without regard to its conflict of law principles.
     17.2 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any of the terms and conditions of this Agreement.
     17.3 Entire Agreement. This Agreement shall supersede and replace, in all respects, any prior employment agreement entered into between the parties and any such agreement shall immediately terminate and be of no further force or effect. For purposes of the preceding sentence, any change in control, restricted stock, option and other benefits-related agreement shall not constitute a “prior employment agreement.”
     17.4 Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive to any third party; provided, however, that Executive may designate pursuant to Section 17.6 one (1) or more beneficiaries to receive any amounts that would otherwise be payable hereunder to Executive’s estate. Employer may assign all or any portion of its rights and obligations hereunder to any other member of the Emmis Group or to any successor or assignee of Employer pursuant to a reorganization, recapitalization, merger, consolidation, sale of substantially all of the assets or stock of Employer, or otherwise.
     17.5 Amendments; Waivers. Except as expressly provided in the following sentence, this Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without the written consent of Executive and Employer. Employer may amend this Agreement to the extent that Employer reasonably determines that such change is necessary to comply with Code Section 409A and further guidance thereunder, provided that such change does not reduce the amounts payable to Executive hereunder. The failure of a party at any time to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce such provision. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.
     17.6 Beneficiaries. Whenever this Agreement provides for any payment to Executive’s estate, such payment may be made instead to such beneficiary as Executive may have designated in a writing filed with Employer. Executive shall have the right to revoke any such designation and to re-designate a beneficiary by written notice to Employer (or to any applicable insurance company).
     17.7 Change in Fiscal Year. If, at any time during the Term, Employer changes its fiscal year, Employer shall make such adjustments to the various dates and target amounts included herein as are necessary or appropriate, provided that no such change shall affect the date on which any amount is payable hereunder.
     17.8 Executive’s Warranty and Indemnity. Executive hereby represents and warrants that Executive: (i) has the full and unqualified right to enter into and fully perform this Agreement according to each and every term and condition contained herein; (ii) has not made any agreement, contractual obligation or commitment in contravention of any of the terms and conditions of this Agreement or which would prevent Executive from performing according to any of the terms and conditions contained herein; and (iii) has not entered into any agreement with any prior employer or other person, corporation or entity which would in any way adversely affect Executive’s or Employer’s right to enter into this Agreement. Furthermore, Executive hereby agrees to fully indemnify and hold harmless Employer and each of its subsidiaries, affiliates and related entities, and each of their respective officers, directors, employees, agents, attorneys, shareholders, insurers and representatives from and against any and all losses, costs, damages, expenses (including attorneys’ fees and expenses), liabilities and claims, arising from, in connection with, or in any way related to, Executive’s breach of any of the representations or warranties contained in this Section 17.8.
     17.9 Venue. Any action to enforce, challenge or construe the terms or making of this Agreement or to recover for its breach shall be litigated exclusively in a state court located in Marion County, Indiana, except that the Employer may elect, at its sole and absolute discretion, to litigate the action in the county or state where any breach by Executive occurred or where Executive can be found. Executive acknowledges and agrees that this venue provision is an essential provision of this Agreement and Executive hereby waives any defense of lack of personal jurisdiction or improper venue.
     17.10 Indemnification. Executive shall be entitled to the benefit of the indemnification provisions set forth in Employer’s Amended and Restated Articles of Incorporation and/or By-Laws, or any applicable corporate resolution, as the same may be amended from time to time during the Term (not including any limiting amendments or additions, but including any amendments or additions that add to or broaden the protection afforded to Executive at the time of execution of this Agreement) to the fullest extent permitted by applicable law. Additionally, Employer shall cause Executive to be indemnified in accordance with Chapter 37 of the Indiana Business Corporation Law (the “IBCL”), as the same may be amended from time to time during the Term, to the fullest extent permitted by the IBCL as required to make Executive whole in connection with any indemnifiable loss, cost or expense incurred in Executive’s performance of Executive’s duties and obligations pursuant to this Agreement. Employer shall also maintain during the Term, and for a commercially reasonable period after the Term, an insurance policy providing directors’ and officers’ liability coverage in a commercially reasonable amount. It is understood that the foregoing indemnification obligations shall survive the expiration or termination of the Term.
     17.11 Change in Control. Executive and ECC have previously entered into that certain Emmis Communications Corporation Change in Control Severance Agreement dated August 24, 2006 (the “2006 CIC Agreement”). Employer intends to amend the 2006 CIC Agreement prior to December 31, 2008 in order to make such changes it reasonably deems necessary to comply with the requirements of Section 409A and to make such changes as it reasonably deems appropriate (the “Restated CIC Agreement”). Without limiting the generality of the foregoing and notwithstanding anything to the contrary contained in the 2006 CIC Agreement or the Restated CIC Agreement, whichever is then applicable: (i) neither the Completion Bonus nor any bonus amount earned in excess of seventy percent (70%) of Executive’s Base Salary shall be included within the definition of “Bonus Amount” in the 2006 CIC Agreement or the Restated CIC Agreement, whichever is then applicable; and (ii) the consummation of the sale, or series of sales resulting in a sale, of at least seventy percent (70%) of the domestic radio stations in which the Emmis Group owns an interest on the Effective Date constitutes at “Change in Control” under Section 1(e) of the Restated CIC Agreement. Executive shall execute the Restated CIC Agreement when required by Employer. In the event of a “Change in Control” (as defined in the 2006 CIC Agreement or Restated CIC Agreement, whichever is then applicable), the rights and obligations of Executive and Employer shall be set forth in the 2006 CIC Agreement or the Restated CIC Agreement, whichever is then applicable. Other than as set forth in this Section 17.11, the Restated CIC Agreement shall be in form and substance the same as that entered into by the members of the Key Executive Group.
     17.12 Survival. Provision of this Agreement shall survive the termination or expiration of this Agreement to the extent necessary in order to effectuate the intent of the parties hereunder, including without limitation Sections 7, 8, 9, 10, 11 and 12.
[Signatures on Following Page]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

EMMIS OPERATING COMPANY (“Employer”)
By:	/s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan
Chief Executive Officer

PATRICK WALSH (“Executive”)
/s/ Patrick Walsh
Patrick Walsh